Exhibit 99.1

Communications Systems, Inc. (“CSI”) Announces Further Details of its Recent

Reorganization, Positive Developments at its Business Units, Anticipated Third

Quarter Results and Dividend Policy

Ed Freeman, Curt Sampson, Roger Lacey

Prevailing business conditions within CSI, particularly its Transition Networks (“TN”) business unit, led the Board in July to charter a small team of Board members, led by Roger H. Lacey and consisting of Gerald D. Pint and Randall D. Sampson, and reporting to Chairman Curtis A. Sampson, to review the current business portfolio and management systems. “Project Ascot” resulted in a detailed business analysis supplemented by extensive interviewing with over 100 present and former employees. From the findings a corporate management plan was developed which addressed both strategic and tactical direction changes charting a new course for CSI and its business units. The plan was launched September 3, 2013 with significant positive changes that have been wholeheartedly endorsed by the employees. The effort is continuing to provide valuable information which will improve the operating results.

The corporation has been restructured from a corporate managed “top down” business structure to a more flexible “bottom up” organization. This flexible structure is more relevant for the entrepreneurial requirements of the individual businesses in the CSI portfolio. Four parent company positions, including three executive positions, have been eliminated. The three business unit leaders, Bruce C. Blackwood of Suttle, Scott G. Otis of TN and Scott M. Fluegge of JDL, have been named President and General Manager of their respective business units. Suttle and TN now have full operating capabilities as stand-alone business units, while the corporate accounting group facilitates some of JDL’s activities.

The CSI parent company functions have been reduced significantly, and are now focused on core functions benefiting the entire enterprise, primarily accounting and finance functions. Parent company personnel costs are now mainly limited to the Chief Financial Officer Edwin C. Freeman, Corporate Controller, internal auditor, benefits administration, and shareholder relations.

Chairman Curtis Sampson reported, “The Board created the “Office of the Chair” to manage CSI following adoption of the September 3, 2013 restructuring plan. Composed of Vice Chairman Roger Lacey, CFO Ed Freeman, and myself, the “Office” has enthusiastically carried out the first phase of the plan and looks forward to continuing to implement actions which will enhance shareholder value.”

  The Project Ascot study group primarily addressed TN, which had experienced a steady decline in recent years due to a maturing of its legacy products, reduced sales in the federal markets, increased price competition and the delay in launching a new line of products mainly focused on the telecom market mobile backhaul opportunity. The TN business unit recovery is led by President & General Manager Scott Otis, who was hired on September 4 following 27 years in the telecom industry. Vice Chairman Roger Lacey commented, “Pursuant to the plan, Mr. Otis has been assured he has the resources to hire new personnel, to make changes in TN’s extensive talent pool, and has the support to target the telecom industry worldwide. We are confident that the operation is stabilizing and is forecasting a slow but deliberate recovery through 2014. TN has a positive future with many legacy high gross margin products, new high technology telecom products, and a reorganized staff to move the company forward.”

  The Suttle product lines have been extensively strengthened over the past three years, and the company has experienced substantial growth with 10 consecutive quarter revenue increases as compared to the prior year. President & General Manager Bruce Blackwood commented, “The plan has provided support for Suttle’s strategic initiatives consisting of adding experienced customer facing personnel and support systems, and investment in new capabilities. The new products feature ‘breakthrough’ fiber management products for ‘fiber to the home’, the new products of the G.hn technology, and other new products, most developed in close partnership with the large Tier 1 telcos.”

  JDL is experiencing record sales and a very profitable 2013 with the two major Florida school systems. In addition, Scott Fluegge, President & General Manager commented, “JDL’s strategic direction of diversifying beyond its two large Florida school systems is gaining traction and will provide considerable revenue increases in that sector of our business in the future.”

  Positive Business Outlook*

With respect to 3rd quarter and year-to-date results which will be released November 7, CFO Ed Freeman reported, “CSI’s gross revenues for the quarter and year-to-date were substantially above last year. Operating income would also be substantially above last year, however, a reappraisal of the TN assets will lead to a write-off of TN’s goodwill resulting in a loss for the 3rd quarter and year-to- date.” Nonetheless, the strong cash flow, cash and working capital will support continued payment of the current dividend of $.16 per share when declared by the Board.

Chairman Curtis A. Sampson expressed satisfaction with the recent management and organization changes and thanked the Board and the task force for their support. “The company is well set to take advantage of telecom opportunities for the forthcoming years.” Mr. Sampson also announced his intention to meet with key shareholders over the next several weeks in a shareholder roadshow after release of 3rd quarter results.

/s/ Curtis A. Sampson	/s/Roger H. Lacey	/s/Edwin C. Freeman
Curtis A. Sampson, Chairman	Roger H. Lacey, Vice Chairman	Edwin C. Freeman, CFO

October 23, 2013

Forward-Looking Statements

*For the forward-looking statements in this shareholder letter, Communications Systems, Inc. claims the protection of the safe harbor in the federal securities laws. The sections entitled “Risk Factors” in the Company’s SEC filings on Form 10-K and Form 10-Q disclose risks associated with the Company’s business and operations and these forward-looking statements.